Alan Cohen Senior Vice President, Marketing and Public Relations Office (787) 729-8256 alan.cohen@firstbankpr.com
First BanCorp Announces Board and Management Changes
Elects Luis M. Beauchamp Chairman of the Board; Appoints José Menéndez Cortada Independent Lead
Director; Fernando Rodríguez Amaro as Chair of Audit Committee and Lawrence Odell as General
Counsel and Secretary
     San Juan, Puerto Rico, February 16, 2006 — The Board of Directors of First BanCorp (NYSE: FBP) today announced that it elected Luis M. Beauchamp Chairman of the Board, effective January 1, 2006. Mr. Beauchamp, 62, now holds the title Chairman, President and Chief Executive Officer of First BanCorp. Mr. Beauchamp joined First BanCorp in 1990, and, since his appointment to President and Chief Executive Officer in September 2005, has refocused the company’s strategy in Puerto Rico and the Virgin Islands and has restructured the bank’s operations in the United States, through UniBank and the FirstBank loan production office in Coral Gables, Florida. Mr. Beauchamp has served in several key leadership roles at First BanCorp, including Senior Executive Vice President of Banking Services, Chief Lending Officer and Senior Executive Vice President of the Wholesale Banking Division. His responsibilities have included management of the commercial, construction and real estate businesses, as well as credit administration, special loans and commercial business activities conducted throughout the FirstBank branch network. Prior to joining First BanCorp, Mr. Beauchamp was General Manager of the branch network of Banco de Ponce in New York, and, for 23 years, held various positions with Chase Manhattan Bank, S.A., including Country Manager of its Mexican business operations and General Manager of the Miami Regional Office, responsible for the business operations in Colombia, Ecuador and correspondent banking in Central America.
     “Luis M. Beauchamp’s deep focus on business strategy, customer service and operational excellence during his 40 years in banking has made him among the industry’s most respected executives,” said José Menéndez-Cortada, Independent Lead Director of

First BanCorp’s Board of Directors. “As First BanCorp focuses on its Puerto Rican, Caribbean and U.S. markets, Luis’s vision, leadership and integrity will continue to be of tremendous value to our shareholders, employees and the customers and communities we serve.”
Audit Committee Leadership; Board Independence
     First BanCorp’s board also appointed José Menéndez-Cortada as Independent Lead Director and Fernando Rodríguez Amaro as Chair of the Audit Committee.
     José Menéndez Cortada, 58, a director of First BanCorp since April 2004, heads the corporate and tax divisions of the law firm Martínez-Alvarez, Menéndez Cortada & Lefranc Romero, PSC. Mr. Menéndez is also General Counsel to the board of Bermúdez & Longo, S.E., and, since 2002, a director of the Homebuilders Association of Puerto Rico and Trustee of The Luis A. Ferré Foundation.
     Fernando Rodríguez Amaro, 57, an accounting expert who joined First BanCorp’s board in November 2005, is currently Managing Partner of RSM ROC & Company, one of Puerto Rico’s leading accounting firms, and Partner in Charge of that firm’s Audit and Accounting Division. During his 25 years at the firm, Mr. Rodríguez Amaro has led company audits in a variety of industries, including insurance, real estate, wholesale, retail, manufacturing and broadcasting. Mr. Rodríguez Amaro has also served as a litigation consultant, expert witness and special master in a number of complex accounting cases.
     First BanCorp also appointed Lawrence Odell as General Counsel and Secretary to the Corporation. Mr. Odell brings 25 years of experience in specialized legal issues related to banking, corporate finance and international corporate transactions in the U.S., South America and Puerto Rico. Mr. Odell will continue to retain his status as a Senior Partner with the law firm of Martinez Odell Calabria. Mr. Odell received his master of law degree from New York University Law School.
     “José, Fernando and Larry bring tremendous experience to our company and our shareholders from a legal, financial, and overall business perspective,” added Luis M. Beauchamp. “I look forward to working closely with the entire board in continuing to enhance First BanCorp’s performance and the corporate governance for the benefit of our shareholders.”

About First BanCorp
First BanCorp is the parent company of FirstBank Puerto Rico, a state chartered commercial bank in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The corporation operates a total of 140 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida (USA). Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage banking company. In the U.S. and British Virgin Islands, the Bank operates FirstBank Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
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